Exhibit 23.3
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 20, 2025 with respect to the audit of the consolidated financial statements of Skye Bioscience, Inc. as of and for the year ended December 31, 2024 appearing in the Annual Report on Form 10-K of Skye Bioscience, Inc., for the year ended December 31, 2025.

/s/ Marcum LLP

Morristown, New Jersey
March 10, 2026